CODE OF ETHICS

FUNDRISE ADVISORS, LLC

FUNDRISE REAL ESTATE INTERVAL FUND, LLC

FUNDRISE INCOME REAL ESTATE FUND, LLC

FUNDRISE GROWTH TECH FUND, LLC

1.	Introduction

It is the policy and practice of Fundrise Advisors, LLC (“Fundrise Advisors”), Fundrise Real Estate Interval Fund, LLC (the “Flagship Fund”), Fundrise Income Real Estate Fund, LLC (the “Income Fund”) and Fundrise Growth Tech Fund, LLC (the “Growth Tech Fund” and together with the Flagship Fund and the Income Fund, the “Funds,” and the Funds together with Fundrise Advisors, “Fundrise”) to observe and encourage the highest standard of ethical conduct from all officers working on behalf of Fundrise wherever located (collectively, the “Officers”).1 As a condition of employment, each Officer of Fundrise has an obligation to act at all times fairly and honestly. Such commitment to ethical conduct as a company and as individuals is fundamental to Fundrise Advisors and the Funds.

Each Officer must read this Code of Ethics (“Code”) and the appendices attached hereto and incorporated into the Code, in their entirety and:

●	Complete and sign the “Acknowledgement of Receipt” form attached hereto.
●	Forward the Acknowledgement of Receipt to the Chief Compliance Officers of Fundrise Advisors and the Funds (together, the “CCO”).
●	Notify the CCO of possible violations of the Code that may exist now or which may arise while you are employed. In the event that you have any questions regarding the Code or particular business dealings, please contact the CCO.

This Code is intended to help each Officer understand their obligations to act with the highest ethical standards. The Code should be kept by each Officer for future reference and its guidelines made an active part of the Officer’s normal course of business.

2.	Code of Ethics

Securities and Exchange Commission (“SEC”) Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and SEC Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), set forth the rules with respect to the adoption of a written code of ethics by a registered investment adviser and a registered investment company, respectively.2 The Rules require an investment adviser’s and investment company’s code of ethics to set forth standards of conduct and requires supervised persons to comply with applicable federal securities laws. Officers of Fundrise are considered covered persons under this Code. Covered persons are considered access persons under the Rules and are required to adhere to all policies and to report to the CCO as described herein.

[1]	For purposes of the Code, the term “Officers” means Fundrise Advisors’ officers (and any other person designated by the CCO) that are subject to the supervision and control of Fundrise Advisors and each Fund’s officers that are subject to the supervision and control of each Fund’s Board of Directors.
[2]	Both Rule 204A-1 and Rule 17j-1 (the “Rules”) require a written code of ethics. This Code combines both rules into a single document for better ease of use and understanding.

It is the policy of Fundrise that the operations of Fundrise are to be conducted in compliance with the law and with the highest ethical standards. Each Officer has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with clients and/or any third party.

This Code should be read in conjunction with the Compliance Manual (together, the “Manuals”) for each of Fundrise Advisors and the Funds.

The foundation of the Code consists of three underlying principles:

●	Officers must at all times place the interests of investors first.
●	Officers must ensure that any personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.
●	Officers must not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Fundrise could call into question the exercise of an Officer’s independent judgment.

In addition, Rule 17j-1(b) under the 1940 Act makes it unlawful for any Officer of the Funds (as well as other persons who are “access persons”3 as defined in Rule 17j-1), in connection with the purchase or sale, directly or indirectly, by such person of a security “held or to be acquired”4 by the Funds:

●	To employ any device, scheme or artifice to defraud the Funds;
●	To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;
●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or
●	To engage in any manipulative practice with respect to the Funds.

The restrictions included in this Code are designed to prevent violations of these prohibitions. The Advisers Act contains similar restrictions.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible conflict of interest that may arise. Consequently, Officers are expected to abide not only by the letter of the Code, but also by its spirit. Whether or not a specific provision of the Code addresses a particular situation, the Officer must conduct his or her activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

[3]	“Access Person” means:

(i)	Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.
(ii)	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of a Covered Security by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

[4]	A security “held or to be acquired” by the Funds means any “Covered Security” (as defined in Rule 17j-1) which, within the most recent 15 days: (i) is or has been held by either Fund; or (ii) is being or has been considered by either Fund or Fundrise Advisors for purchase by the Funds; and any option to purchase or sell, and any security convertible into or exchangeable for, a “Covered Security.”

Because Fundrise’s policies, government regulations and industry standards relating to personal trading, potential conflicts of interest, etc., can change over time, Fundrise may modify any or all of the policies and procedures set forth in the Code. Should Fundrise revise the Code, Officers will receive written notification from the CCO. It is the responsibility of each Officer to become familiar with any modifications to the Code.

The Boards of Directors of the Funds (each a “Board” and together, the “Boards”), including a majority of the Directors who are not “interested persons” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act (the “Independent Directors”), must approve the Code, and any material changes to the Code. The Boards must base their approval of the Code and any material changes on their determination that the Code contains provisions reasonably necessary to prevent “access persons” (as defined in Rule 17j-1) from engaging in acts, practices or courses of business prohibited by the anti-fraud provisions of the Rules.

3.	General Statement of Policy

Fundrise and its Officers must avoid even the appearance of impropriety in their personal investment activities and practices. With respect to transactions involving clients other than the Funds, any such transactions that would give rise to a conflict of interest with Fundrise Advisors or such clients are prohibited unless (i) approved by the CCO in an instance where Fundrise Advisors or its affiliates are a not a counterparty to the transaction or (ii) approved by Fundrise Advisors’ independent representative in an instance where Fundrise Advisors or its affiliates are a counterparty to the transaction. With respect to transactions involving the Funds, any such transactions that would give rise to a conflict of interest with Fundrise Advisors or the Funds are prohibited unless approved by the CCO. Most importantly, no Officer of Fundrise is permitted to trade securities or encourage another person (whether a Fundrise Officer or non-Officer) to trade securities on the basis of “Inside Information” (see “Insider Trading” in the Fundrise Advisors Compliance Manual).

4.	Prohibited Transactions and Activities

No Officer or “Covered Account” (as defined below) is permitted to:

●	Trade while in possession of inside information or encourage others to do so.
●	Trade in advance of, or based upon knowledge of, a proprietary or customer trading position, order, or planned order.
●	Buy or sell certain securities if they are placed on the Restricted List (see below) unless prior approval is obtained from the CCO.
●	Purchase or sell any investment prior to a transaction(s) being implemented for an advisory account, and therefore, preventing such Officers from benefiting from transactions placed on behalf of advisory accounts (“frontrunning”).
●	Otherwise engage in personal trading that conflicts with the duties owed to Fundrise Advisors or its clients (including the Funds).

Any questions regarding the Code should be directed to the CCO.

5.	The Restricted List

The CCO will institute a “Restricted List”, as applicable, of sensitive securities for its own use when conducting reviews of Officers’ transactions. The CCO will determine when a security should be placed on the Restricted List. Among such instances include, but are not limited to, situations where:

●	Any transactions by Officers in such security would be considered improper and/or illegal;

●	Fundrise has received or will be deemed to have received material non-public information about an issuer of securities;
●	One of the Officers has accepted a position at an issuer company, such as a director or a member of a credit committee, which will likely cause Fundrise or such Officer to receive material non-public information;
●	Fundrise has executed an agreement restricting trading in the issuer’s securities;
●	The occurrence of an Officer trading in the issuer’s securities could present the appearance of a conflict of interest; or
●	The CCO has otherwise determined that it would be appropriate to do so.

The Restricted List is to be circulated to all Officers when a security has been deemed suitable for inclusion on this list. Officers must then consult this list prior to engaging in any transactions for any personal accounts or client accounts.

A.	Covered Accounts

Fundrise will be obligated to monitor and restrict the personal investment practices and activities of its Officers. This entails the registration of personal brokerage accounts with approved financial institutions (as listed below) for all “Covered Accounts” which includes:

●	The personal securities account(s) (including securities, futures and commodities) of: (i) Officers; (ii) the Officer’s spouse and children; or (iii) anyone living either with or apart from an Officer who receives material financial support from the Officer (except a spouse with a valid separation/divorce decree);
●	Any accounts over which the Officer controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority; or
●	Any account in which the Officer has a beneficial interest and has discretionary authority to direct or make investment decisions in securities of companies.

Any trading activity that violates Fundrise Advisors’ policy regarding insider information or personal trading will constitute a breach of the terms and conditions of employment and could serve as grounds for immediate dismissal.

B.	Exempt Accounts

The following accounts are not Covered Accounts and thus are not subject to the Code (“Exempt Accounts”):

●	A personal securities account of the Officer investing solely in open ended investment companies (e.g., any publicly traded mutual fund) which account, by its explicit terms, can only be used to purchase shares in mutual funds.
●	A 401(k) or 529 Account or plan which is not under the Officer’s control, or where control is limited to the selection of mutual funds.
●	“Blind Accounts”, accounts over which the Officer granted full investment discretion to an outside broker-dealer, bank, investment manager or adviser, trust company or trustee.

To retain an Exempt Account, an Officer must notify the CCO of his or her existence at the commencement of employment at Fundrise or at the time the account is opened by the Officer.

C.	Disclosure of All Personal Accounts

All Officers will be required to certify to the CCO the existence of all Covered Accounts, Exempt Accounts, Blind Accounts, Private Placement transactions and Outside Business Activities:

●	Upon ten calendar days of commencing employment as an officer of Fundrise Advisors or of being appointed as an officer of the Funds (See Appendix F); and
●	Annually, within 30 days of the beginning of each calendar year (See Appendix H).

Upon the commencement of employment, all new Officers must either (a) ensure that Fundrise is designated as an “interested party” on any Covered Account so that the CCO can receive duplicate brokerage statements for that account, or (b) provide the CCO with Quarterly Transaction Reports (see Appendix F) for such Covered Accounts at least quarterly (no later than 30 days after the end of a calendar quarter). The CCO, or an individual(s) designated by the CCO, will review the statements to monitor for adherence to the policies set forth herein.

Until such time as the CCO receives statements relating to the Covered Account(s), it is the responsibility of the Officer to provide the CCO with copies of statements.

D.	Independent Directors of the Funds

The Funds’ Independent Directors are considered to be “access persons” under Rule 17j-1. However, the Independent Directors are exempt from the reporting requirements applicable to Officers regarding their initial and annual holdings reports (see Section 5.C above). They are also exempt from providing the CCO with Quarterly Transaction Reports unless they knew, or in the ordinary course of fulfilling their official duties as Independent Directors, should have known, that during the 15-day period immediately before or after their transactions in a “Covered Security” (as defined in Rule 17j-1), such Fund purchased or sold, or such Fund or Fundrise Advisors considered purchasing or selling, the covered security.

E.	Exemptions

Any Officer who wishes to seek an exemption of a specific account from coverage under the Code must contact the CCO for an exemption/waiver. Exemption/waivers will be granted only upon demonstration of significant extenuating circumstances and must be approved in writing by the Officer’s designated supervisor and the CCO. Written exemptions and/or waivers, which have been granted to Officers relating to certain brokerage accounts prior to the effective date of the Code, will remain in full force and effect.

F.	Outside Business Activities

Officers must disclose and obtain written approval from the CCO before such person engages in outside business activities. Officers wishing to enter into or engage in such activities must obtain the required written approval using the form annexed hereto as Appendix E.

●	“Outside Business Activities” include acting (not on behalf of Fundrise) as an officer, director, limited or general partner, member of a limited liability company, Officer or consultant of any non-Fundrise entity or organization that does not operate as a charitable, non-profit or religious organization.

G.	No Holding Period

Fundrise will not have a holding period requirement for personal trades; however, as described below, excessive personal trading is discouraged.

H.	Restrictions on Fundrise Affiliated Securities

Officers are not restricted from, and are not required to obtain prior approval before, purchasing securities of issuers managed by or affiliated with Fundrise. However, prior to any voluntary disposition of such securities, whether through sale, redemption or otherwise, any Officer must obtain pre-approval from the CCO prior to such disposition. Involuntary dispositions of such securities, such as through the sale, merger or winding down of any such issuer (among other things), do not require pre-approval from the CCO.

6.	Other Trading Restrictions

A.	No Excessive Trading

Fundrise reserves the right to amend the Code or otherwise restrict personal trading in Covered Accounts if an Officer’s trading activities may create a continuing or recurring conflict between such Officer’s interests or performance of his or her responsibilities, obligations and time commitments to Fundrise Advisors or its clients (including the Funds). Fundrise reserves the right to require an Officer to reverse, cancel or freeze, at such individual’s expense, any transaction or position in a Covered Account that is inconsistent with the Code.

B.	IPO and Limited Offering (Private Placement) Restrictions

No Officer shall purchase, directly or indirectly, any securities in an Initial Public Offering or in a Limited Offering (as those terms are defined in Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act) in which he or she has, or by reason of such transaction would acquire, beneficial ownership of the securities without the prior approval of the CCO.

C.	Additional Restrictions

The Code sets forth the minimum standards for the regulation of Officer trading. Supervisors and the CCO may impose further requirements as they deem necessary in the interest of Fundrise Advisors and its clients (including the Funds).

In addition, certain Officers may be subject to additional regulatory restrictions (e.g., a research analyst and members of an analyst’s household are subject to the personal trading restrictions promulgated by the New York Stock Exchange and the Financial Industry Regulatory Authority (FINRA) under their respective research analysts’ conflicts of interests and disclosure rules). The CCO will monitor and enforce compliance with those regulations and any policies and procedures implemented at Fundrise regarding such regulations.

7.	Privacy

Fundrise is sensitive to Officer financial privacy concerns. Fundrise does not permit its Officers to use or to disclose the information related to Covered Accounts or transactions thereunder other than for the business and regulatory requirements of Fundrise.

8.	Business Decisions

Fundrise expects its Officers to conduct Fundrise’s affairs at an arm’s length basis and not to engage in any business or financial activity that may conflict with that of Fundrise, unless such transaction is approved by the CCO or, with respect to any transaction involving a non-Fund client, Fundrise Advisors’ independent representative. Decisions regarding Fundrise’s business with any other person or entity must be based solely upon valid business considerations of Fundrise. No one may permit a business decision involving Fundrise to be influenced by personal or other unrelated interests or factors.

9.	Conflicts of Interest

It is the policy of Fundrise that all Officers and others working on its behalf act in good faith and in the best interests of Fundrise. To this end, such persons must not place themselves or Fundrise in a position that would create even the appearance of a conflict of interest. No person may represent Fundrise in any transaction if an outside business interest might compromise or otherwise affect his or her ability to represent Fundrise’s interests fairly and impartially.

While it is not possible to list all situations that might involve conflicts of interest, the following are some examples of interests and activities that might result in conflicts. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any existing interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO, so that Fundrise may determine whether such interest or activity should be disposed of, discontinued or limited.

A.	Financial Interests

Other than (i) commercial real estate transactions that have been entered into prior to the effectiveness of the Code or (ii) commercial real estate transactions that are approved by the CCO or Fundrise Advisors’ independent representative, as the case may be, no Officer, individual members of their immediate families or persons living in their households may own, directly or indirectly, any interest in any corporation or other entity if ownership of such interest could compromise the loyalty or judgment of such Officer. Whether a particular financial interest will constitute a conflict of interest or the appearance thereof will vary depending on the circumstances.

●	All Officers must notify and receive approval from the CCO before engaging in any outside business activity, or serving as an officer, director, general partner or Officer of any other business organization.
●	The interests of Fundrise Advisors’ clients (including the Funds) and investors must always come first, without compromise.
●	Officers are reminded that trading or recommending trading in securities on the basis of confidential or inside information is prohibited.

B.	Acceptance of Payment, Gifts or Free Services

No Officer or any member of his or her immediate family, or any person living in his or her household, shall directly or indirectly solicit or accept any:

●	commissions, profits, payments, or loans;
●	free services or products; and/or
●	entertainment, travel, or gifts (of more than nominal value)

from individuals or organizations doing, or seeking to do, business with Fundrise, or from individuals or organizations with an interest in Fundrise’s business. Any such offer or receipt of gifts, services or things of value from such individuals or organizations must be reported to the CCO. Furthermore, any such gifts received must be returned to the giver promptly. If an Officer believes that he or she cannot reject or return a gift without potentially damaging friendly relations between a third party and Fundrise, the Officer must report the gift and its estimated dollar value in writing to the CCO, who may require that the gift be donated to charity.

The CCO will maintain a “Gift Log” for any gifts received by any of the Officers of Fundrise, other than those described below. Such Gift Log shall include the Officer’s name, the gift received, the date the gift was received, the estimated value of the gift, and what was ultimately done with the gift (e.g., returned, donated, kept with CCO approval, etc.).

These provisions do not apply to:

●	personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms;
●	items of nominal value (i.e., gifts, the reasonable value of which amount to no more than $250 annually from one person);
●	customary business gratuities, such as meals, refreshments, beverages and entertainment (e.g., sporting events) at which both the Officer and the giver are present; or
●	promotional items (e.g., pens, mugs) that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, and that do not influence or give the appearance of influencing the recipient, and that cannot be viewed as a bribe, kickback or payoff.

C.	Giving Gifts and Gratuities

Officers may not give anything of value or make gifts or contributions to external parties in connection with the business of Fundrise— whether in the form of tangible property, money, facilities or services or otherwise on behalf of Fundrise, except for token gifts (not to exceed $250 in value per annum per recipient) to non-governmental, non-regulatory personnel in celebration of a holiday or in recognition of a personal or corporate event such as the promotion or marriage of an officer or Officer of a client or investor. The making of a charitable contribution in memory of the deceased relative of an Officer or client or investor is permitted by this policy.

No gift, regardless of value, may be offered to a federal or state banking official or securities or commodities regulator or to a state or federal office holder or political candidate, except for personal campaign contributions (upon pre-clearance by the CCO).

D.	Entertainment of Clients

Reasonable and appropriate entertainment of clients and investors is permitted, but such entertainment, especially the entertainment of government officials and other persons, must conform to all applicable legal restrictions, and to prevailing Fundrise business expense policies. Entertainment can include the sponsoring of seminars or outings as well as the payment of meal, travel or lodging expenses.

Customary and ordinary business entertainment for the purpose of fostering professional business relations is acceptable and is an exception to the gifts and gratuities limitations. In order to fall within the exemption, however, the Officer must personally host the business entertainment event. If the Officer is not the host of the event, these activities will be treated as a gratuity and will therefore be subject to the $250 limitation.

Officers should address questions about the restrictions applicable to entertainment to the CCO.

Fundrise’s senior management reserves the right to reject requests for reimbursement from any Officer in connection with gifts or entertainment of questionable propriety vis-à-vis this policy. Thus, Officers should seek pre-approval from the CCO for entertainment and gifts if the Officer believes that there is a question of potential impropriety.

should seek pre-approval from the CCO for entertainment and gifts if the Officer believes that there is a question of potential impropriety.

E.	Exploitation of Relationship with Fundrise Advisors

No person may improperly use the Fundrise Advisors name or misrepresent their role or position within Fundrise Advisors. Fundrise Advisors’ name may only be used in connection with an activity or transaction that has been previously authorized by the CCO. Under no circumstances shall any person exploit the Fundrise Advisors name or his or her relationship with Fundrise Advisors.

10.	Political Contributions

Rule 206(4)-5 under the Advisers Act as well as certain state and local laws broadly restrict Fundrise Advisors and its Officers from making contributions that may appear to be made for “pay-to-play” purposes, regardless of the Officer/contributor’s intent. Even when a contribution is permissible under such laws, Fundrise Advisors may be required to report these contributions to its clients, investors or government entities.

It is Fundrise Advisors’ policy that contributions to candidates for public office, political parties or Political Action Committees (“PACs”) (as defined below) by Fundrise Advisors and all its Officers are made in compliance with applicable law. Fundrise Advisors will neither participate in nor permit its Officers to participate in what are commonly referred to as “pay-to-play” practices. Any contribution, which includes any gift, subscription, loan, advance, deposit of money or anything of value, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by Fundrise Advisors or its Officers must be made in compliance with applicable law.

In addition, Officers or members of the immediate family (spouse, child, anyone living with any Officer or anyone deriving financial support from the Officer) of an Officer may only solicit another person to make any Political Contribution or coordinate another person’s Political Contribution (including fundraising activities) in compliance with applicable law. Officers are not permitted to facilitate or encourage political contributions through third parties, including, for example, consultants, attorneys, other family members, friends or entities affiliated with Fundrise Advisors as a means to circumvent this policy.

Fundrise Advisors will not make contributions or payments or otherwise give any endorsement or support to political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. Fundrise Advisors will not directly or indirectly reimburse its Officers or their immediate family members for individual political contributions or expenditures.

To comply with these laws and to protect Fundrise Advisors against the loss of existing or potential revenue, Officers, and members of their immediate family, may not contribute to, solicit or coordinate campaign funds without prior written approval from the CCO for:

●	a candidate running for U.S. state or local office;
●	a candidate running for U.S. federal office who currently holds a U.S. state or local political office; or
●	a political party or PAC in the United States;

All volunteer activities by Officers or members of their immediate family for any such persons or organizations must also be approved in writing by the CCO. This policy does not affect campaign contributions intended to be used for candidates for U.S. federal office, such as the U.S. House of Representatives, U.S. Senate, or President of the United States, unless the candidate currently holds a U.S. state or local office.

If an Officer or any member of their immediate family wishes, to make a, or solicit another person to make a, or coordinate another person’s (e.g., conducting any fundraising activity), Political Contribution, the Officer must complete a Pre-Clearance Request Form (maintained by the CCO) and submit the completed form to the CCO for pre-clearance before making any Political Contribution or participating in any solicitation or coordination of Political Contributions (the form is available upon request from the CCO). Officers and immediate family members that wish to volunteer to assist a political party, PAC or candidate in the U.S. must also complete the pre-clearance request form.

A.	Definition of a PAC

A PAC is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

B.	New Hire Officer Political Contribution Disclosure

Any new Fundrise Advisors Officers must complete a New Hire Political Contributions Disclosure Form (See Appendix C) that is maintained by the CCO. Any Political Contributions by a new Officer in the prior two years may affect Fundrise Advisors’ business. The CCO shall be consulted on all potential new hires by Fundrise Advisors in which the potential Officer has made a Political Contribution in the prior two years before hiring. The CCO must determine whether such past Political Contributions will affect Fundrise Advisors’ business.

C.	Required Books & Records Relating to Political Contributions

Under Rule 204-2 of the Advisers Act, Fundrise Advisors must maintain the following records:

●	Political Contributions made by Fundrise Advisors and its Officers;
●	A list of its “covered associates” (Officers) and of government entities to which Fundrise Advisors has provided advisory services in the past five years;
●	A list of government entity investors in each covered investment pool to which Fundrise Advisors has served as investment adviser in the past five years if the investments are made as part of a plan or program of a government entity; and
●	Records of all payments made by Fundrise Advisors and the Officers to state or local political parties and PACs in the past five years.

11.	Insider Trading

Officers must read, understand and comply with Fundrise Advisors’ policy against insider trading (see “Insider Trading” in the Fundrise Advisors Compliance Manual).

12.	Family Members

Fundrise Advisors’ policy against insider trading as contained in the Fundrise Advisors Compliance Manual and this Code apply to all accounts, including Officer accounts and family accounts. “Officer Accounts” or “Covered Accounts” include any account in which any Officer has an interest or has the power, directly or indirectly, to make investment decisions. “Covered Accounts” include accounts of an Officer’s spouse and children, or any account whereby an Officer has the authority to make investment decisions.

13.	Annual Written Report to the Board

At least once a year, the respective CCO of each Fund shall provide each Board a written report that includes:

●	Issues Arising Under the Code. The report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions; and
●	Certification. The report will certify to the Board that the Fund has put in place procedures to reasonably prevent its “access persons” from violating the Code.

14.	Recordkeeping Requirements

Fundrise must maintain records relating to this Code as required by law and make them available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination. To the extent appropriate and practicable, all such required records shall be preserved on a consolidated basis on behalf of Fundrise, for the periods and in the manner required by Rule 17j-1 under the 1940 Act and Rule 204-2 under the Advisers Act. Required records include:

●	A copy of the Code that is in effect, or at any time within the past five years was in effect;
●	A record of any violation of the Code, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
●	A copy of each report required by this Code to be made by an Officer must be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place;
●	A record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place; and
●	A copy of each annual report required to be made to each Board must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.